Exhibit 99.2

IHOP CORP.

FOR IMMEDIATE RELEASE

Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. PROVIDES FINANCIAL PERFORMANCE GUIDANCE FOR FISCAL 2008

Key Performance Benchmarks to Show Continued Strength of IHOP Brand and

 Applebee’s Business Model Transformation and Brand Turnaround

GLENDALE, Calif., February 27, 2008 — IHOP Corp. (NYSE: IHP) today provided financial guidance and highlighted key operational and financial benchmarks that will drive the performance of its IHOP and Applebee’s businesses in fiscal 2008.

The Company expects to generate consolidated cash from operations of approximately $100 million in fiscal 2008.  Consolidated cash from operations is expected to be augmented by approximately $17 million from the structural run-off of the IHOP business unit’s long-term notes receivable in fiscal 2008.  IHOP Corp. expects consolidated capital expenditures to be approximately $25 million in fiscal 2008.  In fiscal 2008, the Company expects to generate approximately $92 million in consolidated free cash flow, or $5.11 per diluted share.  See “References to Non-GAAP Information” below.

Julia A. Stewart, IHOP Corp.’s chairman and chief executive officer, said, “The primary financial goal of the Applebee’s acquisition was to realize the free cash flow potential of the business by transitioning its model to a more highly franchised one and successfully re-energizing the brand.  For this reason, we encourage investors to focus not only on critical operational metrics like same-store sales growth and new franchise restaurant development, but also to focus on the consolidated free cash flow performance of our business in 2008 and beyond.  This measurement is the critical element of our investor proposition as we expect to significantly reduce capital expenditures and improve cash performance of the Applebee’s business over time.

“We already have successfully accomplished this type of transformation with the IHOP business.  In 2008, we expect to see a continuation of the steady, predictable financial results from IHOP that have been the hallmark of our performance over the past several years,” Stewart concluded.

Additionally, the Company expects to generate between $480 and $490 million in after-tax cash proceeds with its plans to franchise approximately 100 company-operated Applebee’s restaurants and the sale leaseback of approximately 190 company-owned Applebee’s locations as well as Applebee’s Restaurant Support Center headquartered in Lenexa, Kansas.  The uses of cash in fiscal 2008 include approximately $450 million in repayment of the Company’s consolidated funded debt, approximately $70 million in unpaid transaction related expenses associated with the acquisition of Applebee’s, approximately $36 million in dividend payments to shareholders of common and preferred stock as well as consolidated capital expenditure needs note earlier.

Key Performance Benchmarks

The Company highlighted key performance benchmarks addressing its ability to continue the momentum of the IHOP brand and the successful transformation of Applebee’s business model and revitalization of the brand.  These benchmarks include:

•                  The sale of approximately 100 company-operated Applebee’s restaurants in fiscal 2008.  This is expected to generate after-tax cash proceeds in the range of $90 to $100 million this year.  In addition, the Company’s objective is to conclude fiscal 2008 with as many as 60 additional purchase commitments of Applebee’s company-operated restaurants to close in 2009.

•                  The sale-leaseback of approximately 190 company-owned Applebee’s restaurant locations as well as its Restaurant Support Center.  These actions are expected to generate after-tax cash proceeds of approximately $350 million and approximately $40 million, respectively.

•                  Continued new franchise restaurant development within both the IHOP and Applebee’s systems.  The Company expects franchisees and its area licensee to open between 65 and 70 IHOP restaurants, primarily in the United States, in fiscal 2008.  The Company also expects Applebee’s franchise restaurant expansion to continue with approximately 50 to 65 new Applebee’s planned for development by franchisees, 30 to 40 of which are expected to be developed in the United States and 20 to 25 internationally.  Applebee’s expects to develop no more than two company restaurants this year as it discontinues company restaurant development.

•                  The generation of positive same-store sales growth.  The Company expects same-store sales for the IHOP system to grow between 2% and 4% for fiscal 2008.  The Company also expects same-store sales for the Applebee’s system to grow between 1% and 2% for fiscal 2008.

Performance Guidance by Business Unit

The Company provided the following additional financial performance guidance for its IHOP and Applebee’s business units, as well as IHOP Corp., the parent company, for fiscal 2008:

•                  IHOP:  The Company expects IHOP’s capital expenditures to range between $4 and $6 million, while G&A spending is expected to range between $53 and $57 million.

•                  Applebee’s:  The Company expects to significantly reduce Applebee’s capital expenditures to range between $12 and $16 million as it discontinues the development of company-operated Applebee’s restaurants.  G&A spending is expected to range between $95 and $100 million, excluding $12 million in expected retention and severance costs.  This reflects the benefit of the corporate reorganization completed to date as well as an initial expense reduction anticipated in conjunction with the planned franchising of Applebee’s company-operated restaurants in fiscal 2008.

•                  The Parent Company:  The Company expects corporate G&A to range between $38 and $42 million, primarily reflecting the shift of certain overhead from the business units to the corporate level.  Corporate capital expenditures are expected to range between $7 and $8 million.

Investor Conference Call Today

IHOP Corp. will host an investor conference call to discuss its fiscal 2008 financial performance guidance as well as fourth quarter and fiscal 2007 financial results today, Wednesday, February 27, 2008, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 680-0860 and reference pass code 40886137.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through March 5, 2008 by dialing 888-286-8010 and referencing pass code 10840728.  An online archive of the webcast also will be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

Based in Glendale, California, IHOP Corp. franchises and operates restaurants under the International House of Pancakes, or IHOP, and the Applebee’s Neighborhood Grill & Bar brands.  With more than 3,300 restaurants combined, IHOP Corp. is the largest full-service restaurant company in the world.  IHOP Corp.’s common stock is listed on the NYSE under the symbol “IHP.”  For more information on IHOP Corp., visit the Investor Relations section of the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q, as well as releases, statements and SEC filings by Applebee’s International, Inc. prior to its acquisition by the Company. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

References to Non-GAAP Information

This press release includes references to the non-GAAP financial measures “free cash flow” and “free cash flow per share.”  The Company defines “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less capital expenditures.  The Company defines “free cash flow per share” for a given period as free cash flow for that period, divided by the weighted average shares of common stock on a fully diluted basis assumed outstanding for the period.  Management utilizes free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities and capital expenditures.  Management believes this information is helpful to investors to determine the Company’s cash available for these purposes. Free cash flow and free cash flow per share are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

The following table reconciles the Company’s cash provided by operating activities to free cash flow for the Company’s fiscal 2008 performance guidance:

	Fiscal 2008 Guidance
	(in millions except per share amounts)
Cash flows from operating activities	$100
Receipts from long term notes receivable	17
Capital expenditures	(25)
Free cash flow	$92
Free cash flow per share	$5.11	*

* Assumes weighted average fully diluted shares outstanding for the period of approximately 18.0 million